Exhibit 99.2

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
NUSATRIP INCORPORATED

(Conditionally adopted by a board resolution dated [ ], 202_ with effect from the effective date of the registration statement of the Company)

PURPOSE

The purpose of the Audit Committee of the Board of Directors (the “Board”) of NusaTrip Incorporated (the “Company”) shall be to:

•	provide oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements;
•	assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the Company’s internal accounting and financial controls, (iii) the Company’s compliance with legal and regulatory requirements, and (iv) the independent auditor’s qualifications, independence and performance; and
•	provide to the Board such information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

MEMBERSHIP REQUIREMENTS

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board. The Audit Committee will consist of at least three (3) members of the Board. Members of the Audit Committee must meet the following criteria (as well as any additional criteria required by the rules of the NASDAQ Capital Market (“NASDAQ”) and Securities and Exchange Commission (the “SEC”)):

•	each member must be an independent director in accordance with (i) the Corporate Governance Standards of the NASDAQ, and (ii) the rules of the SEC;
•	each member must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three (3) years;
•	each member must be financially literate as determined by the Board in accordance with applicable law; and
•	at least one (1) member must have accounting or related financial management expertise, as the Board interprets such qualifications in its business judgment, by virtue of such member’s past employment experience in finance or accounting, requisite professional certification in finance or accounting, or any other comparable experience or background that results in such individual’s financial sophistication.

The Board may designate one (1) member of the Audit Committee as its chairperson. In the absence of that designation, the Audit Committee may designate a chairperson by majority vote of the committee members.

AUTHORITY AND RESPONSIBILITIES

•	The Audit Committee shall appoint and oversee the work of the independent auditors, approve the compensation of the independent auditors, and review and, if appropriate, discharge the independent auditors. In this regard, the independent auditors shall report directly to the Audit Committee, and the Audit Committee shall have the sole authority to approve the hiring and discharging of the independent auditors, all audit engagement fees and terms and all permissible non-audit engagements with the independent auditors.
•	The Audit Committee shall pre-approve (or, where permitted under the rules of the SEC, subsequently approve) engagements of the independent auditors to render audit services and/or establish pre-approval policies and procedures for such engagements, provided that (i) such policies and procedures are detailed as to the particular services rendered, (ii) the Audit Committee is informed of each such service, and (iii) such policies and procedures do not include delegation to management of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934, as amended. The Audit Committee shall also pre-approve any non-audit services proposed to be provided to the Company by such independent auditors.
•	The Audit Committee shall review the independence of the independent auditors, including (i) obtaining on a periodic basis a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1, (ii) maintaining an active dialogue with the independent auditors regarding any disclosed relationship or services that may impair the objectivity and independence of the independent auditors, and (iii) to the extent there are any such relationships, monitoring and investigating them and, if necessary, taking, or recommending to the Board that the Board take, appropriate action to oversee the independence of the independent auditors.
•	The Audit Committee shall evaluate, at least annually, the independent auditors’ qualifications, performance and independence, which evaluation shall include a review and evaluation of the lead partner of the independent auditors and consideration of whether there should be rotation of the lead audit partner or the auditing firm, and take appropriate action to oversee the independence of the independent auditors.
•	The Audit Committee shall review, in consultation with the independent auditors, the annual audit plan and scope of audit activities and monitor such plan’s progress.
•	The Audit Committee shall (i) discuss and, as appropriate, review with management and the independent auditors the Company’s annual financial statements and annual reports on Form 20-F, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (ii) discuss with the independent auditors any other matters required to be discussed by Statement on Auditing Standards No. 114, and (iii) recommend to the Board whether the audited financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations should be included in the Company’s Form 20-F.
•	The Audit Committee shall discuss with management and the independent auditors significant financial reporting issues raised and judgments made in connection with the preparation of the Company’s financial statements, including the review of (i) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles, (ii) major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (iii) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues raised and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, (iv) the effect of regulatory and accounting initiatives, as well as off-balance sheet arrangements, on the Company’s financial statements, and (v) the type and presentation of information to be included in earnings press releases, as well as any financial information and earnings guidance to be provided to analysts and rating agencies, including any proposed use of “pro forma” or “adjusted” non-GAAP information.
•	The Audit Committee shall receive, review and discuss reports from the independent auditors on (i) the major critical accounting policies and practices to be used, (ii) significant alternative treatments of financial information within GAAP that have been discussed with management, (iii) ramifications of the use of such alternative disclosures and treatments, (iv) any treatments preferred by the independent auditors, and (v) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.
•	The Audit Committee shall review on a regular basis with the Company’s independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent auditors’ activities or on access to requested information, and any significant disagreements with management. The Audit Committee shall resolve any disagreements between management and the independent auditors regarding financial reporting.
•	The Audit Committee shall discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.
•	The Audit Committee shall discuss guidelines and policies with respect to risk assessment and risk management.
•	The Audit Committee shall appoint the director of internal audit for the Company, approve the compensation of the director of internal audit and review and, if appropriate, discharge the director of internal audit. In this regard, the Audit Committee shall have the sole authority to approve the hiring and discharging of the director of internal audit.
•	The Audit Committee shall discuss with the Company’s general counsel legal matters that may have a material impact on the financial statements or the Company’s compliance procedures.
•	The Audit Committee shall review the adequacy and effectiveness of the Company’s internal control policies and procedures on a regular basis, including the responsibilities, budget and staffing of the Company’s audit function, as well as the need for any special audit procedures in response to material control deficiencies, through inquiry and discussions with the Company’s independent auditors and management. In addition, the Audit Committee shall review the reports prepared by management, and attested to by the Company’s independent auditors, assessing the adequacy and effectiveness of the Company’s internal controls and procedures, prior to the inclusion of such reports in the Company’s periodic filings as required under SEC rules. The Audit Committee shall review disclosure regarding the Company’s internal controls that are required to be included in SEC reports.
•	The Audit Committee shall establish procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
•	The Audit Committee shall review, approve and monitor the portions of the Company’s code of ethics applicable to its senior financial officers.
•	The Audit Committee shall review and approve in advance any proposed related party transaction.
•	The Audit Committee shall oversee compliance with the SEC requirements for disclosure of auditor’s services and Audit Committee member qualifications and activities.
•	The Audit Committee shall make regular reports to the Board, which reports shall include any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors.
•	The Audit Committee shall set hiring policies with regard to employees and former employees of the Company’s independent auditor.
•	The Audit Committee shall review and reassess the adequacy and scope of this Charter annually and recommend any proposed changes to the Board for approval.
•	At least annually, the Audit Committee shall evaluate its performance.
•	The Audit Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of (i) compensation to the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit review or attest services for the Company, (ii) compensation to any advisers employed by the Audit Committee, and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate for carrying out its duties.
•	Periodically, the Audit Committee shall meet separately with the Company’s management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent auditors.
•	The Audit Committee may form subcommittees for any purpose that the Audit Committee deems appropriate and may delegate to such subcommittees such power and authority as the Audit Committee deems appropriate. The Audit Committee shall not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the Audit Committee as a whole.
•	The Audit Committee will set its own schedule of meetings and will meet at least quarterly, with the option of holding additional meetings at such times as it deems necessary. The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.
•	The Audit Committee shall perform such other functions as assigned by law, the Company’s articles of association or the Board.

LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

It is recognized that the members of the Audit Committee are not full-time employees of the Company, that it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and that each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which the Audit Committee receives information, and (ii) the accuracy of the financial and other information provided to the Audit Committee, in either instance absent actual knowledge to the contrary.